                             SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of the
                          Securities Exchange Act of 1934
                               (Amendment No.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                                    Huntco Inc.
                                    -----------
                 (Name of Registrant as Specified In Its Charter)

     -------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
        14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:

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        2)     Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               -----------------------------------------------------------------

        4)     Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------------

        5)     Total fee paid:

               -----------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:

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        2)     Form, Schedule or Registration Statement No.:

               -----------------------------------------------------------------

        3)     Filing Party:

               -----------------------------------------------------------------

        4)     Date Filed:

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
                                    HUNTCO INC.

                                     NOTICE OF
                          ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD SEPTEMBER 12, 1996

To the Shareholders:

    The Annual Meeting of Shareholders of Huntco Inc. (the "Company"), a Missouri corporation, will be held at the St. Louis Marriott West, located at 660 Maryville Centre Dr., St. Louis, Missouri 63141, on Thursday, September 12, 1996, at 10:00 a.m., local time, for the following purposes:

    1.   To elect two directors;

    2. To consider and act upon a proposal to amend the Huntco Inc. 1993 Incentive Stock Plan (i) to increase the number of shares of Class A Common Stock (the "Class A Shares") of the Company authorized for issuance pursuant to awards which may be made thereunder, from 750,000 to 900,000, and (ii) to limit the maximum number of Class A Shares underlying stock options and stock appreciation rights which may be awarded thereunder to any participant in any one calendar year to a total of 60,000; and

    3. To transact such other business as may properly come before the meeting and all adjournments thereof.

    The Board of Directors has fixed the close of business on July 15, 1996 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting and all adjournments thereof.

                                              By order of the Board of Directors



                                              ANTHONY J. VERKRUYSE
                                              Vice President and Secretary


August 1, 1996


    EVEN IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED RETURN
ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                                    HUNTCO INC.

                                  PROXY STATEMENT

                          ANNUAL MEETING OF SHAREHOLDERS


    The enclosed proxy is solicited on behalf of the Board of Directors of Huntco Inc. (the "Company") for use at the Annual Meeting of its shareholders (the "Annual Meeting") to be held September 12, 1996 at 10:00 a.m. local time at the St. Louis Marriott West, located at 660 Maryville Centre Drive, St. Louis, Missouri 63141. If the proxy is executed and returned to the Company, it nevertheless may be revoked at any time before it is exercised either by written notice to the Secretary of the Company or by attending the meeting and voting in person. If no contrary instructions are indicated on the proxy, the proxy will be voted FOR the election of the two nominees named herein as directors and FOR the proposed amendment to the Huntco Inc. 1993 Incentive Stock Plan (the "1993 Plan") (i) to increase the number of shares of Class A Common Stock, $.01 par value per share (the "Class A Shares") authorized for issuance pursuant to awards which may be made thereunder, from 750,000 to 900,000, and (ii) to limit the maximum number of Class A Shares underlying options and stock appreciation rights ("SARs") which may be awarded under the 1993 Plan to any participant in any one calendar year to a total of 60,000 (the "1993 Plan Amendment"). If matters other than those mentioned herein properly come before the Annual Meeting, the proxy will be voted by the persons named therein in a manner which they consider to be in the best interests of the Company.

    The Company's principal executive offices are located at 14323 South Outer Forty, Suite 600 N., Town & Country, Missouri 63017. This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about August 1, 1996.

              VOTING, VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

GENERAL

    Only the holders of record of the Company's Class A Shares and of the Company's Class B Common Stock, par value $.01 per share (the "Class B Shares") (collectively the "Common Stock"), as of the close of business on July 15, 1996, will be entitled to notice of, and to vote, either in person or by proxy, at the Annual Meeting and all adjournments thereof. At the close of business on July 15, 1996, 5,292,000 and 3,650,000 Class A Shares and Class B Shares, respectively, were issued and outstanding. Each Class A Share is entitled to one vote per share, and each Class B Share is entitled to ten votes per share, on all matters to be submitted to the vote of the shareholders. Therefore, the holders of Class A Shares and the Class B Shares are entitled to 5,292,000 and 36,500,000 votes, respectively. The Board knows of no matters other than the election of directors and the 1993 Plan Amendment to be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

    The Class A Shares and the Class B Shares will vote as a single class with respect to Proposal 1, the election of directors, and Proposal 2, the 1993 Plan Amendment. Huntco Acquisitions Holding, Inc. ("Acquisitions") and Huntco Farms, Inc. ("Farms"), the record holders of all of the Class B Shares, have informed the Company that they intend to vote for the Board's slate of director nominees and for the adoption of the 1993 Plan Amendment. A majority of the aggregate of the outstanding Class A Shares and the Class B Shares which are present in person or represented by proxy and entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

    A brief description of abstentions and a vote to "withhold authority" in the election of directors is necessary to describe the effect each has on the proposals to be submitted for shareholder approval at the Annual Meeting. The descriptions pertain to both the Class A Shares and the Class B Shares. As a practical matter, however, the descriptions are relevant to the Class A Shares only, because there is virtually no circumstance under which either Acquisitions or Farms would withhold authority from the proxies to vote for the Board of Directors' slate of nominees or abstain from voting on the 1993 Plan Amendment.

    Abstentions may be specified on the proposal to adopt the 1993 Plan Amendment but not the election of directors. Shares represented by proxies or ballots which are marked to "withhold authority" with respect to the election of any one or more nominees for election as directors or to abstain with respect to the vote on the 1993 Plan Amendment, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

    The affirmative vote of a majority of the aggregate number of votes represented by the Class A Shares and the Class B Shares which are present in person or represented by proxy at the Annual Meeting is required to elect directors. Because a director must receive a majority of the votes cast to be elected (even if such director otherwise received a plurality) proxies which are marked to "withhold authority" in the election of directors have the same effect as a vote against such nominee or nominees.

    The affirmative vote of a majority of the aggregate number of votes represented by the Class A Shares and the Class B Shares which are present in person or represented by proxy at the Annual Meeting is required to adopt the 1993 Plan Amendment. The shares represented by an abstention are outstanding, but because they are not voted for the adoption of the 1993 Plan Amendment, an abstention has the practical effect of a vote against the 1993 Plan Amendment.

HOLDINGS OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

    The table below indicates certain information as of July 15, 1996 regarding the beneficial ownership of the Class A Shares and the Class
B Shares by (i) each director of the Company, including the nominees for election as directors, (ii) each executive officer named in the Summary Compensation Table, including the Company's Chairman of the Board and Chief Executive Officer, (iii) companies owned and controlled by the Company's Chairman of the Board and Chief Executive Officer, and (iv) all executive officers and directors of the Company as a group.


                                                 NUMBER OF             NUMBER             PERCENT OF TOTAL<F1>
                                                  CLASS A            OF CLASS B           ----------------         PERCENT OF TOTAL
                  NAME                            SHARES               SHARES             CLASS A       CLASS B    VOTING POWER<F2>
                  ----                            ------               ------             -------       -------    ------------
B.D. Hunter<F3><F4>                             15,000<F5>            3,650,000            <F6>          100.0%         87.3%

Huntco Acquisitions Holding, Inc.<F3><F4>            -                3,145,000              -            86.2%         75.2%

Huntco Farms, Inc.<F3><F4>                           -                  505,000              -            13.8%         12.1%

Robert J. Marischen<F4>                        177,168<F7>                    -            3.3%              -          <F6>

Terry J. Heinz                                 169,764<F8>                    -            3.1%              -          <F6>

Donald E. Brandt                                 2,900<F9>                    -            <F6>              -          <F6>

James J. Gavin, Jr.                             23,000<F10>                   -            <F6>              -          <F6>

Michael M. McCarthy                             55,000<F11>                   -            1.0%              -          <F6>

All executive officers and                     442,832<F13>           3,650,000            7.9%          100.0%         87.7%
directors as a group (6 persons)<F12>

<F1> The percent of ownership of Class A Shares and Class B Shares has been calculated in accordance with the rules promulgated by the Securities and Exchange Commission (the "SEC"). The numerator is comprised of the number of Class A Shares or Class B Shares, as appropriate, owned by the individual or entity (and with respect to the Class A Shares, the number of Class A Shares issuable upon exercise of stock options granted under the 1993 Plan which are currently exercisable or which will become exercisable within sixty days of July 15, 1996). The denominator is comprised of the number of shares represented by all of the issued and outstanding shares of that class (including, with respect to the Class
     A Shares, the number of Class A Shares issuable upon exercise of stock options granted under the 1993 Plan and which are immediately exercisable (or will be exercisable within sixty days of July 15, 1996), awarded to such individual, but excluding the number of Class A Shares issuable upon exercise of options granted to any other individual).

<F2> The percent of total voting power has also been calculated in accordance with the rules promulgated by the SEC. The numerator is comprised of the number of votes appertaining to each share owned by the individual or entity (plus the number of votes represented by Class A Shares issuable upon exercise of stock options granted under the 1993 Plan which are currently exercisable or which will become exercisable within sixty days of July 15, 1996). The denominator is comprised of the number of votes represented by all of the issued and outstanding shares of Common Stock plus the number of votes represented by the Class A Shares issuable upon exercise of stock options granted under the 1993 Plan and which are immediately exercisable (or will be exercisable within sixty days of July 15, 1996) awarded to such individual, but excluding the votes represented by Class A Shares issuable upon exercise of options granted to any other individual.

<F3> Mr. B. D. Hunter, the Company's Chairman of the Board and Chief Executive
     Officer, owns all of the outstanding preferred stock of Huntco Enterprises, Inc. ("Huntco Enterprises"), which, in conjunction with the shares of common stock over which he shares voting control as trustee of various Trusts (as defined below), gives him substantially all of the voting control of that entity. Huntco Enterprises is the ultimate parent company of Farms and Acquisitions. Substantially all of the remaining shares of Farms and Acquisitions are owned by other persons or trusts with whom Mr. Hunter is affiliated. Therefore, Mr. Hunter has or shares voting control with respect to substantially all of the Class B Shares owned by Acquisitions and Farms. The business address of Mr. Hunter, Farms and Acquisitions is 14323 S. Outer Forty, Suite 600 N., Town & Country, Missouri 63017.

<F4> Mr. B. D. Hunter and Mr. Robert J. Marischen are co-trustees of certain trusts created by Mr. Hunter for the benefit of his children (the "Trusts"). Mr. Marischen and another individual are co-trustees of certain trusts for the benefit of Mr. Hunter's grandchildren (the "Grandchildren's Trusts"). The Trusts and the Grandchildren's Trusts own all of the common stock of Huntco Enterprises. Under the terms of the Trusts and the Grandchildren's Trusts, the co-trustees must approve the voting and investment decisions with respect to shares held by the Trusts and the Grandchildren's Trusts. Accordingly, Messrs. Hunter and Marischen share voting and investment power over the 3,650,000 Class B Shares owned by Farms and Acquisitions. Additionally, Mr. Hunter owns all of the outstanding preferred stock of Huntco Enterprises which, in

                                    -3-

     conjunction with the shares of common stock over which he shares voting control as trustee of the Trusts, gives him substantially all of the voting control of that entity. Mr. Marischen disclaims beneficial ownership of the Class B Shares owned by Farms and Acquisitions, and these Class B Shares are not reflected in the table herein as being beneficially owned by Mr. Marischen.

<F5> Sole voting and investment power over 15,000 Class A Shares issuable upon exercise of an option granted to Mr. Hunter under the 1993 Plan. Does not include 45,000 Class A Shares underlying stock options granted under the 1993 Plan which are not exercisable.

<F6> Less than 1%.

<F7> Sole voting and investment power over 176,757 Class A Shares which includes 165,000 Class A Shares issuable upon exercise of options granted to Mr. Marischen under the 1993 Plan. Does not include 45,000 Class A Shares underlying stock options granted under the 1993 Plan which are not exercisable. Shared voting and investment power over 411 Class A Shares owned by Mr. Marischen's spouse. Mr. Marischen and two other Company employees are co-trustees of a trust (the "401(k) Trust") established for the purpose of holding and investing assets of the Huntco Inc. 401(k) Retirement Savings Plan. The trustees make investment and voting decisions with respect to the Class A Shares held by the 401(k) Trust. Therefore, Mr. Marischen has shared voting and investment power over 24,071 Class A Shares owned by the 401(k) Trust. Mr. Marischen disclaims beneficial ownership of the Class A Shares owned by the 401(k) Trust.

<F8> Sole voting and investment power over 169,764 Class A Shares which includes 165,000 Class A Shares issuable upon exercise of options granted to Mr. Heinz under the 1993 Plan. Does not include 45,000 Class A Shares underlying stock options granted under the 1993 Plan which are not exercisable.

<F9> Sole voting and investment power over 2,900 Class A Shares which includes
     2,000 Class A Shares issuable upon exercise of an option granted to Mr. Brandt under the 1993 Plan.

<F10>Sole voting and investment power over 23,000 Class A Shares which includes 2,000 Class A Shares issuable upon exercise of an option granted to Mr. Gavin under the 1993 Plan.

<F11>Sole voting and investment power over 9,000 Class A Shares which includes 2,000 Class A Shares issuable upon exercise of an option granted to Mr. McCarthy under the 1993 Plan. Mr. McCarthy disclaims beneficial ownership of 46,000 Class A Shares owned by companies affiliated with Mr. McCarthy.

<F12>Messrs. Hunter and Marischen have voting and investment control over all of the Class B Shares owned by Acquisitions and Farms.

<F13>Includes 351,000 Class A Shares issuable upon exercise of options granted to directors and executive officers under the 1993 Plan.


   The following table sets forth information as of July 15, 1996 regarding all persons known to be the beneficial owners of more than five percent of the Company's Class A Shares who are not connected with the Company otherwise than through ownership of the Class A Shares.

                                                                        Percent of
                                                    Number of         Class A Shares
Name and Address                                  Class A Shares        Outstanding
- ----------------                                  --------------        -----------
FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109                        437,300<F1>             8.3%

The Crabbe Huson Special Fund, Inc.
121 SW Morrison, Suite 1400
Portland, Oregon 97204                             509,600<F2>             9.6%

                                    -4-

                                                                        Percent of
                                                    Number of         Class A Shares
Name and Address                                  Class A Shares        Outstanding
- ----------------                                  --------------        -----------
The Crabbe Huson Group, Inc.
121 SW Morrison, Suite 1400
Portland, Oregon 97204                             144,200<F3>             2.7%

Lazard Freres & Co. LLC
30 Rockefeller Plaza
New York, New York 10020                           409,300<F4>             7.7%

Weiss, Peck & Greer, L.L.C.
One New York Plaza
New York, NY 10004                                 496,350<F5>             9.4%

Mellon Bank Corporation
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258                     565,000<F6>            10.7%

The Prudential Insurance Company of America
Prudential Plaza
Newark, New Jersey 07102-3777                      400,200<F7>             7.6%

<F1>     The information in this footnote is provided pursuant to
         Schedule 13G dated February 14, 1996 filed with the SEC. FMR Corp. reports sole voting power over 113,200 Class A Shares and sole investment power over 437,300 Class A Shares.

<F2>     The information in this footnote is provided pursuant to
         Schedule 13G dated February 13, 1996 and filed with the SEC by The Crabbe Huson Special Fund, Inc., which reports that it is an open-ended investment company registered under the Investment Company Act of 1940, and by The Crabbe Huson Group, Inc., which reports that it is an investment advisor registered under the Investment Advisors Act of 1940 (the "Investment Advisors Act") (the "Crabbe Huson Schedule 13G"). The number of Class A shares of which The Crabbe Huson Special Fund, Inc. reports as being beneficially owned by it represents 9.63% of the outstanding Class A Shares. The Crabbe Huson Special Fund, Inc. reports sole voting and investment power over all of the Class A Shares reported as beneficially owned by it.

<F3>     The information in this footnote is provided pursuant to The
         Crabbe Huson Schedule 13G. The 144,200 Class A Shares The Crabbe Huson Group, Inc. is deemed to beneficially own represents 2.73% of the outstanding Class A Shares. The Crabbe Huson Group, Inc. reports that it shares voting and investment power over the Class A Shares with approximately eleven investors for whom it serves as investment advisor.

<F4>     The information in this footnote is provided pursuant to
         Schedule 13G dated February 14, 1996 and filed with the SEC by Lazard Freres & Co. LLC ("Lazard"), which reports that it is an investment advisor registered under the Investment Advisors Act. Lazard reports sole voting and investment power over the Class
         A Shares reported as beneficially owned by it.

<F5>     The information in this footnote is provided pursuant to
         Schedule 13G dated February 12, 1996 and filed with the SEC by Weiss, Peck & Greer, L.L.C. ("WP&G"), which reports that it is a broker-dealer registered under the Securities Exchange Act of 1934 (the "Exchange Act") and an investment advisor registered under the Investment Advisors Act. WP&G reports shared voting and investment power over the Class A Shares reported in the aforementioned Schedule 13G. The number of Class A Shares WP&G reports that it holds for the discretionary accounts of certain of its clients represents 9.38% of the issued and outstanding Class A Shares. WP&G expressly disclaims beneficial ownership of the Class A Shares reported in the aforementioned Schedule 13G.

<F6>     The information in this footnote is provided pursuant to Amendment
         No. 1 to Schedule 13G dated July 10, 1996 filed with the SEC by Mellon Bank Corporation, which reports that it is a parent holding company of its two subsidiaries, Mellon Bank N.A. and the Dreyfus Corporation, an investment advisor registered under the Investment Advisors Act

                                    -5-

         and both of which joined in the filing of the aforementioned
         Schedule 13G with Mellon Bank Corporation. Mellon Bank Corporation reports sole voting power over all 565,000 Class A Shares, sole investment power over 43,000 Class A Shares and shared investment power over 523,000 Class A Shares. Mellon Bank N.A. reports sole voting power over 483,000 Class A Shares, sole investment power over 33,000 Class A Shares and shared investment power over 450,000 Class A Shares. The Dreyfus Corporation reports sole voting power over 450,000 Class A Shares and shared investment power over 450,000 Class A Shares.

<F7>     The information in this footnote is provided pursuant to
         Amendment No. 1 to Schedule 13G dated February 14, 1996 and filed with the SEC by The Prudential Insurance Company of America ("Prudential"), which reports that it is an insurance company as defined under the Exchange Act, a registered broker-dealer under the Exchange Act and an investment advisor registered under the Investment Advisors Act. Prudential reports sole voting and investment power over 157,700 Class A Shares and shared voting and investment power over 242,500 Class A Shares.

                        PROPOSAL 1:  ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

   The Company's Restated Articles of Incorporation and the Bylaws as amended provide for a classified Board of Directors, with the Board divided into three classes whose terms expire at different times. The Company presently has six directors. Two members are to be elected to the Board of Directors at the 1996 Annual Meeting, each to serve for a term of three years. Both of the nominees comprising the Board of Directors slate of nominees at the Annual Meeting, Messrs. B.D. Hunter and Robert J. Marischen, are currently directors as well as executive officers of the Company.

   The persons named in the enclosed form of proxy intend to vote such proxy for the election of Messrs. Hunter and Marischen as directors of the Company, unless the shareholder indicates on the form of proxy that the vote should be withheld or contrary directions are indicated. If the proxy card is signed and returned without any direction given, shares will be voted for the election of Messrs. Hunter and Marischen. The Board of Directors has no reason to doubt the availability of either of the nominees and both have indicated their willingness to serve if so elected. If either or both the nominees shall decline or are unable to serve, it is intended that, in the discretion of the Board of Directors, either the size of the Board will be reduced or the proxies will vote for a substitute nominee or nominees designated by the Board of Directors.

        Information as of July 1, 1996 Regarding the Nominees for Directors
                  to be Elected in 1996 for Terms Ending in 1999
           Name                 Age  Present Term                Business Experience
           ----                 ---  ------------                -------------------
                                       Expires
                                       -------
B.D. Hunter<F1><F2>              66     1996      Chairman of the Board and Chief Executive Officer of
                                                  the Company since May 1993.  Chairman of the Board of
                                                  Huntco Enterprises and of Acquisitions and Farms
                                                  since 1986.  Director of Service Corporation
                                                  International, Cash America International, Inc.,
                                                  Celebrity, Inc., and Mark Twain Bancshares, Inc.

                                    -6-

           Name                 Age  Present Term                Business Experience
           ----                 ---  ------------                -------------------
                                       Expires
                                       -------
Robert J. Marischen<F1><F2>      43     1996      Vice Chairman of the Board and Chief Financial
                                                  Officer of the Company since May 1993.  President,
                                                  Chief Executive Officer and Director of Huntco
                                                  Enterprises, Acquisitions and Farms since 1986 and
                                                  Director and Vice President of Huntco Steel, Inc.
                                                  ("Huntco Steel") and Midwest Products, Inc. ("Midwest
                                                  Products"), both of which are indirect wholly-owned
                                                  subsidiaries of the Company, since 1986 and 1989,
                                                  respectively.
              Information as of July 1, 1996 Regarding the Directors Who are Not Nominees
                           for Election and Whose Terms Continue Beyond 1996

           Name                 Age  Present Term                Business Experience
           ----                 ---  ------------                -------------------
                                       Expires
                                       -------
Donald E. Brandt<F3><F4>         41     1997      Director of the Company since May 1993.  Senior Vice
                                                  President-Finance and Corporate Services of Union
                                                  Electric Company, a publicly held electric utility
                                                  company since July 1993; Senior Vice President-
                                                  Finance and Accounting of Union Electric Company for
                                                  the five year period prior thereto.  Chairman of the
                                                  Board of St. Louis Equity Fund, Inc.; Trustee of
                                                  Maryville University; Director of St. Louis Regional
                                                  Housing Alliance and member of the Board of Governors
                                                  of Cardinal Glennon Children's Hospital.

Michael M. McCarthy<F3><F4>      57     1997      Director of the Company since May 1993.  Chairman of
                                                  the Board and Chief Executive Officer of McCarthy
                                                  Building Companies, a large, privately-owned
                                                  commercial construction company, since 1977; Chairman
                                                  and Chief Executive Officer of McCarthy Brothers
                                                  Company since 1976.  Director of Mark Twain
                                                  Bancshares, Inc.

James J. Gavin, Jr.<F1><F3><F4>  73     1998      Director of the Company since May 1993.  Retired;
                                                  Vice Chairman and Director of Borg-Warner
                                                  Corporation, a publicly-held, diversified
                                                  manufacturing company, from 1985 until his retirement
                                                  in 1987; Senior Vice President of Finance of Borg-
                                                  Warner prior to 1985.  Director of Service
                                                  Corporation International, BWIP International and
                                                  Trustee of Benchmark Funds.

                                    -7-

           Name                 Age  Present Term                Business Experience
           ----                 ---  ------------                -------------------
                                       Expires
                                       -------
Terry J. Heinz<F2>               45     1998      President, Chief Operating Officer and Director of
                                                  the Company since May 1993.  Director, President and
                                                  Chief Executive Officer of Huntco Steel since 1987.

- ---------------------------------------
<F1>   Member of Executive Committee
<F2>   Member of Stock Option Committee
<F3>   Member of Audit Committee
<F4>   Member of Compensation Committee

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

       The business of the Company is under the general management of the Board of Directors (the "Board") as provided by the laws of Missouri, the state of incorporation. The Board of Directors held four meetings during the fiscal year ended April 30, 1996 ("Fiscal 1996"). It is anticipated that in future years the Board will continue to meet at least quarterly.

       Standing committees of the Board of Directors include the Executive Committee, the Audit Committee, the Compensation Committee and the Stock Option Committee. Between Board meetings, Board responsibilities are delegated to the Executive Committee, comprised of three Board members. The Executive Committee did not hold any formal meetings during Fiscal 1996 but acted by unanimous written consent on five occasions during that period.

       The Audit Committee is comprised entirely of all of the Company's outside directors. The function of the Audit Committee is to: (i) assist in the selection of independent auditors; (ii) direct and supervise investigations into matters relating to audit functions; (iii) review with independent auditors the plans and results of the audit engagement; (iv) review the degree of independence of the auditors; (v) consider the range of audit and non-audit fees; and (vi) review the adequacy of the Company's system of internal accounting controls.
During Fiscal 1996, the Audit Committee held two meetings.

       The Compensation Committee, comprised entirely of all of the Company's outside directors, is responsible for reviewing and approving salaries and annual incentive compensation for the executive officers and certain other officers and employees of the Company. During Fiscal 1996, the Compensation Committee met three times.

       The Stock Option Committee was formed in Fiscal 1996 and is comprised of all of the Company's inside directors. The Stock Option Committee administered the 1993 Plan during Fiscal 1996, which included the grant of non-qualified stock options to the Company's non-employee directors. During Fiscal 1996, the Stock Option Committee met one time. The Compensation Committee was previously responsible for those duties for which the Stock Option Committee was responsible during Fiscal 1996.

       The entire Board of Directors serves in the capacity of a nominating committee. The Board will accept recommendations for nominations as directors from shareholders. Shareholders wishing to propose such nominees for consideration should write to Mr. B.D. Hunter, the Company's Chairman of the Board and Chief Executive Officer, at the principal executive office of the Company.

       During Fiscal 1996, all of the directors, including the two incumbent directors comprising the Board of Directors slate of nominees for election at the Annual Meeting, attended 100% of the aggregate of the meetings of the Board of Directors and the committees of the Board on which each served.

DIRECTORS' FEES

       Messrs. Hunter, Marischen and Heinz, as employees of the Company, receive neither retainers nor fees for attendance at Board or Board committee meetings. Messrs. Brandt, Gavin and McCarthy each receives $1,000 for every Board meeting they attend and $500 each for attendance at every meeting of those committees of the Board on which they serve. In addition, Mr. Gavin is paid $2,500 quarterly for serving on the Executive Committee.

RECOMMENDATION OF THE BOARD OF DIRECTORS

       Acquisitions and Farms have expressed their intent to vote for Proposal 1, the election of the Board of Directors' slate of nominees. The Board recommends that the holders of the Class A Shares also vote "FOR" the Board's slate of nominees.

                       REPORT OF THE COMPENSATION AND STOCK
                    OPTION COMMITTEES ON EXECUTIVE COMPENSATION

       The Company's executive compensation program is administered by the Compensation and Stock Option Committees of the Board of Directors. The Compensation Committee is a committee of outside directors, chaired by Mr. Michael M. McCarthy. Other members of the Compensation Committee are Mr. Donald E. Brandt and Mr. James J. Gavin, Jr. The Compensation Committee is responsible for reviewing and approving salaries and annual incentive compensation of the Company's executive officers.

       The Stock Option Committee is a committee of inside directors, chaired by Mr. B.D. Hunter, the Company's Chairman of the Board and Chief Executive Officer. The other members of the Stock Option Committee are Messrs. Robert J. Marischen, the Company's Vice Chairman and Chief Financial Officer and Terry J. Heinz, the Company's President and Chief Operating Officer. The Stock Option Committee administers the 1993 Plan, including the review and grant of stock options and other stock-based compensation to the Company's executive officers and directors. The Compensation and Stock Option Committees together have the ultimate responsibility for aligning the Company's compensation programs with its business strategy and for assuring shareholders that pay delivery programs are effective, responsible and competitive when compared to similarly situated organizations. This report documents the basis upon which compensation decisions were made for Fiscal 1996 with respect to Mr. B.D. Hunter, as the Company's Chief Executive Officer and to its only other executive officers, Messrs. Marischen and Heinz.

COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION
PROGRAMS

       It is the philosophy of the Company and the Compensation and Stock Option Committees that all compensation programs should provide a direct link between the performance of the Company and the compensation of its executive officers. Consistent with this philosophy, all of the executive officer compensation and benefit plans have been designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value.

Toward this end, the Company has designed and implemented a compensation program for Messrs. Hunter, Marischen and Heinz which, in addition to base salary, focuses strongly on annual incentive compensation with bonus awards tied closely to the attainment of specified financial targets, as well as stock-based compensation, since this form of compensation provides the clearest link to enhanced shareholder value. The Company's executive compensation program is designed to provide the Compensation Committee and the Stock Option Committee with the flexibility to emphasize one component of the total compensation package over another as circumstances demand. Further, the Compensation Committee has the flexibility to revise the annual bonus component during any fiscal year to ensure that the incentive aspect of the Company's compensation system is preserved.

       The compensation program designed and approved for Messrs. Hunter, Marischen and Heinz and the decisions made with respect to their Fiscal 1996 remuneration are further detailed in the sections which follow.

BASE SALARIES

       The Compensation Committee does not attempt to adhere to predefined specific quantitative or qualitative criteria in establishing base salary amounts, nor are certain criteria deemed more important or given more weight than other factors. In setting base salaries for Fiscal 1996, the Compensation Committee considered objective factors such as the growth in assets under the management of the Company's executive officers, as well as increases in net sales, income from operations and net income expected to be achieved by the Company. The Compensation Committee recognized that these results would be due largely to the significant contributions of Messrs. Hunter, Marischen and Heinz. However, the base salary decided upon by the Compensation Committee was not keyed or tied to any specific measure of the Company's financial performance. Another objective factor considered was the compensation to be paid to the Company's non-executive officers for the upcoming year. The Compensation Committee also considered subjective factors, such as those executive officers' respective job responsibilities and the Compensation Committee's perception regarding their importance to the Company and its operations. Base salaries for Fiscal 1996 for Messrs. Hunter, Marischen and Heinz were approved by the Compensation Committee and the amounts paid are included in the Summary Compensation Table herein.

ANNUAL INCENTIVE COMPENSATION

       A significant portion of Messrs. Hunter's, Marischen's and Heinz's total compensation is at risk through annual incentive opportunities that are linked to key financial objectives of the Company. The goal of this policy is to focus the Company's executive officers on the attainment of certain financial objectives that the Compensation Committee believes are significant determinants of share price over time. In addition, the Compensation Committee can grant performance awards at its discretion, which are not tied to specific objective financial criteria, in order to ensure the overall equity of the Company's compensation program in the event that circumstances justify such awards.

       During the fourth quarter of fiscal 1995 and in connection with planning for executive compensation for the then upcoming fiscal year, the Company entered into bonus agreements with Messrs. Marischen and Heinz for Fiscal 1996 (the "1996 Bonus Agreements"). Under the 1996
Bonus Agreements, Messrs. Marischen and Heinz were entitled to receive an additional percentage of their respective base salaries if net sales and pretax income before accrual for the 1996 Bonus Agreements equalled or exceeded specified levels. The targets originally established pursuant to the 1996 Bonus Agreements are referred to hereafter as the 1996 Performance Bonus Targets.

       The 1996 Performance Bonus Targets were established based upon the recommendation and judgment of Mr. Hunter, in consultation with the Compensation Committee, as well as upon a review of the Company's internal budgets and Mr. Hunter's and the Compensation Committee's subjective evaluation of the Company's prospects for future growth.

       It became apparent during the second quarter of Fiscal 1996 that due to factors affecting the steel industry in general and other circumstances related to the start-up of certain of the Company's capital improvements projects, the pretax income component of the 1996 Performance Bonus Targets would not be achieved. However, Mr. Hunter and the Compensation Committee believed that but for his own efforts and those of Messrs. Marischen and Heinz, a larger decline in pretax income would have been sustained.

       In December 1995, the Compensation Committee met to consider amending the 1996 Bonus Agreements. Mr. Hunter and the Compensation Committee concluded that the 1996 Performance Targets should be changed to another basis of measurement which would: (i) continue to foster the stated objective of the Company's annual incentive compensation program which is to link performance to executive compensation; (ii) focus on the Company's financial performance for the second half of Fiscal 1996; and (iii) provide an incentive and goal for the executive officers which, if attained, would make the remainder of the year more successful, thereby providing a solid base and foundation on which the Company could build going into Fiscal 1997.

       The Compensation Committee approved amendments to the 1996 Bonus Agreements which the Company and Messrs. Marischen and Heinz executed, which provided that each would receive up to an additional 30% of their Fiscal 1996 base salaries if net income for the six month period ended April 30, 1996 exceeded a specified level. This goal was selected because if it were achieved, the Company would report positive net income for Fiscal 1996 despite the difficulties the Company had experienced during the first half of the year.

       The net income goal for the second half of Fiscal 1996 was achieved so that Messrs. Marischen and Heinz received $75,000 and $73,500, respectively, pursuant to the 1996 Bonus Agreements as amended. The amounts each of Messrs. Marischen and Heinz were paid in salary and bonus during Fiscal 1996 was approximately 7% less than that which they had been paid during the previous fiscal year. The amount each earned under their 1996 Bonus Agreements as amended were paid to them in May 1996 and are included in the Summary Compensation Table herein.

LONG TERM INCENTIVE COMPENSATION

       Under the Huntco Inc. 1993 Incentive Stock Plan (the "1993 Plan"), the Stock Option Committee, which administers the 1993 Plan, may award non-qualified stock options to purchase Class A Shares, incentive stock options to purchase Class A Shares, restricted Class A Shares and stock appreciation rights. All grants of benefits under the 1993 Plan are at the complete discretion of the Stock Option Committee, which may award them based on whatever subjective or objective criteria it deems appropriate.

       During Fiscal 1996 the Stock Option Committee was comprised of the Company's three executive officers. However, each of these executives was a "disinterested person" within the meaning of Rule 16b-3(c)(2) promulgated under the Securities Exchange Act of 1934, as amended, because none of them had been awarded stock options or any other benefits under the 1993 Plan during the one year preceding the beginning of their service on the Stock Option Committee.

       The Stock Option Committee did not award any benefits to the Company's executive officers under the 1993 Plan during Fiscal 1996. Part of the reason was based on the Stock Option Committee's desire to preserve the "disinterested" status of each of its members for securities laws purposes. The Stock Option Committee also believed that the non-qualified stock options to purchase 210,000 Class A Shares previously awarded to each of Messrs. Marischen and Heinz and the non-qualified stock options to purchase 60,000 Class A Shares previously granted to Mr. Hunter will continue to serve as a long-term incentive, and additional grants were not necessary at that time.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

       The determination of the compensation paid by the Company during Fiscal 1996 to Mr. Hunter, its Chairman of the Board and Chief Executive Officer, is based on the same pay-for-performance philosophy which is applied to the determination of the compensation paid to the Company's other executive officers. Mr. Hunter's base salary of $275,000 was based on the Compensation Committee's subjective evaluation of his performance as Chief Executive Officer of the Company since its initial public offering in June of 1993 and its subjective perception of his years of experience, his leadership, his general executive and managerial abilities and responsibilities and his vision with respect to the continued growth and expansion of the Company and his commitment to increase shareholder value. None of the factors used to evaluate Mr. Hunter or to determine his base salary was given any more weight than any other factor.

       Although Mr. Hunter is not a party to a written employment contract or bonus agreement, his compensation arrangement as approved by the Compensation Committee included eligibility for annual incentive pay on the same terms and conditions as that contractually provided to Messrs. Marischen and Heinz under the above-described 1996 Bonus Agreements as amended. Accordingly, he was awarded $82,500 as his performance bonus which was due to net income for the second half of Fiscal 1996 exceeding the specified level. Mr. Hunter did not receive any awards under the 1993 Plan during Fiscal 1996.

       The bases and rationale applied by the Compensation Committee in determining base salary and annual incentive compensation and by the Stock Option Committee in determining long-term incentive compensation for Mr. Hunter was identical to that used by the Compensation and Stock Option Committees, respectively, in determining Messrs. Marischen's and Heinz's compensation described herein.

LIMITATIONS OF TAX DEDUCTIONS FOR EXECUTIVE COMPENSATION

       The Internal Revenue Code, and the regulations promulgated thereunder, limit the tax deduction the Company may recognize for compensation paid to the executive officers whose compensation is listed in this Proxy Statement, to $1.0 million per person, per year. This deduction limit does not apply to compensation that complies with applicable provisions of such regulations. Income attributable to the exercise of the non-qualified stock options that have been granted to date pursuant to the 1993 Plan is not included in the compensation subject to the $1.0 million per person, per year limit. Because the Compensation Committee did not expect the remaining compensation to be paid to such persons (determined without regard to the exercise of such non-qualified stock options granted to them) to exceed $1.0 million per person, per year in Fiscal 1996, the Compensation Committee did not take any action prior to or during Fiscal 1996 to comply with the aforementioned regulations in order that the deduction limit would not apply. The same conclusion has been reached with respect to the current fiscal year except that the submission to the Company's shareholders for their approval of the 1993 Plan Amendment is due in part to comply with the aforementioned regulations pertaining to the deductibility of executive compensation. The Compensation and Stock Option Committees will continue to evaluate the other components of the Company's executive compensation program and will take the necessary actions with respect to such regulations if it is deemed appropriate to do so in the future.


       Compensation Committee:               Stock Option Committee:
       Michael M. McCarthy, Chairman         B.D. Hunter, Chairman
       Donald E. Brandt                      Robert J. Marischen
       James J. Gavin, Jr.                   Terry J. Heinz

                              EXECUTIVE COMPENSATION

       The following tables provide compensation information and information about the amount and value of employee stock options held by the only three executive officers of the Company.

SUMMARY COMPENSATION TABLE
                                       Annual Compensation                 Long Term
                                                                          Compensation
                                                                             Awards
                                     --------------------------------------------------------
Name and                                                              Securities Underlying          All Other
Principal Position             Year    Salary ($)<F1>    Bonus ($)    Options/SARs (#)<F2>      Compensation ($)<F3>
- --------------------------------------------------------------------------------------------------------------------
B.D. Hunter                    1996     $275,000         $ 82,500               -                     $1,500
Chairman and Chief             1995     $250,000         $142,667             60,000                  $1,308
Executive Officer              1994     $208,654<F4>         -                  -                        -

Robert J. Marischen            1996     $250,000         $ 75,000               -                     $6,115
Vice Chairman and              1995     $225,000         $128,401             60,000                  $6,083
Chief Financial Officer        1994     $205,000<F4>     $ 55,000            150,000                 $10,594

Terry J. Heinz                 1996     $245,000         $ 73,500               -                     $4,584
President and Chief            1995     $220,000         $125,547             60,000                  $3,884
Operating Officer              1994     $200,000         $ 55,000            150,000                  $7,797

<F1>   Amounts shown include cash compensation earned and received as well as compensation earned but deferred at the election of the executive officer.

<F2>   This column represents grants made under the 1993 Plan.

                                    -13-

<F3>   Includes matching contributions by the Company during Fiscal 1996 to the accounts of the following individuals under the Huntco Inc. 401(k) Retirement Savings Plan, which is a defined contribution plan, as follows: Mr. Hunter, $1,500; Mr. Marischen, $1,500; and Mr. Heinz, $1,500. Includes premiums on life insurance in Fiscal 1996 as follows:
Mr. Hunter, none; Mr. Marischen, $4,615; and Mr. Heinz, $3,084.

<F4>   Until June 28, 1993 when it was terminated, Huntco Steel and
Midwest were parties to a management agreement with Acquisitions. Under the agreement, Acquisitions provided certain accounting, tax, financial, managerial, secretarial and administrative services to Huntco Steel and Midwest through, among others, Mr. Marischen. Huntco Steel and Midwest paid Acquisitions management fees of $100,000 and $20,000 respectively for the first two months of Fiscal 1994. Also, as part of the management services provided by Acquisitions, Messrs. Hunter and Marischen served as officers and directors of both Huntco Steel and Midwest. Mr. Hunter chose not to accept any salary or bonus for services rendered by Acquisitions to Huntco Steel or Midwest pursuant to the management agreement as in effect until June 28, 1993. The $208,654 paid Mr. Hunter represents payments made by the Company to Mr. Hunter from June 29, 1993 through the end of Fiscal 1994, at the rate of $250,000 per year. Of the $205,000 base salary Mr. Marischen received for Fiscal 1994, approximately $34,167 was paid by Acquisitions out of the management fee it received from Huntco Steel and Midwest through June 28, 1993 and approximately $170,833 was paid by the Company pursuant to his employment contract with the Company for the period from June 29, 1993 through the end of Fiscal 1994.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                               Number of Securities Underlying         Value of Unexercised In-the-Money
                            Unexercised Options/SARs at FY-End (#)      Options/SARs at FY-End ($)<F1>

Name                               Exercisable/Unexercisable               Exercisable/Unexercisable
- ----                               -------------------------               -------------------------
B. D. Hunter                             15,000/45,000                                <F2>
Robert J. Marischen                     165,000/45,000                            $93,750/<F3>
Terry J. Heinz                          165,000/45,000                            $93,750/<F3>

<F1>   Represents the difference between (a) the closing price on the New
York Stock Exchange on April 30, 1996 of the Class A Shares and (b) the exercise price of the employee stock options awarded to the named executive officer, which difference is multiplied by the number of options owned by the named executive officer.

<F2>   None of Mr. Hunter's employee stock options are in-the-money.

<F3>   None of the employee stock options awarded to Messrs. Marischen or Heinz which are unexercisable are in-the-money.

CERTAIN CONTRACTS

       Both Messrs. Marischen and Heinz are parties to employment agreements with the Company (the "Employment Agreements"). Except for the base salaries to be paid to each thereunder (Mr. Marischen being contractually entitled to receive a base salary of not less than $265,000 in the fiscal year ended April 30, 1997 ("Fiscal 1997") and Mr. Heinz being contractually entitled to receive a base salary of not less than $260,000 in Fiscal 1997), the Employment Agreements are identical. Both Employment Agreements have automatic one-year renewals effective each April 30 (the "Renewal Term"), unless notice is given by either party thereto that such Employment Agreement is not to be renewed or unless the Employment Agreement has been terminated by the respective parties thereto or upon the occurrence of certain events specified in the Employment Agreements.

       Both Messrs. Marischen and Heinz are entitled to severance payments under the Employment Agreements upon termination of their employment. If the Company notifies either employee that the Employment Agreements will not be renewed at the expiration of any then current Renewal Term, the employee would be entitled to annual compensation payments for one year from the date of termination.

If the employee is terminated due to incapacity, in addition to those benefits that are provided by retirement and benefit programs specifically adopted and approved by the Company for the employee that are earned and vested at the date of termination, the employee shall be entitled to receive his base salary compensation for the six months following such termination. If the Company terminates the employee "without cause" (as that term is provided in the Employment Agreements) prior to the expiration of any then current Renewal Term, then in addition to those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by the Company for employees that are earned and vested at the date of termination, the employee shall be entitled to his annual compensation payments for one year from the date of termination.

       The Employment Agreements also provide for severance payments of one year's base salary in the event that the employee voluntarily terminates his employment within 12 months following a "change of control" as defined in the Employment Agreements.

       In addition to the 1996 Bonus Agreements (and amendments thereto) to which both Messrs. Marischen and Heinz were parties during Fiscal 1996 (which are described with more particularity under "Report of the Compensation and Stock Option Committees on Executive Compensation" and which description is incorporated in this section of the Proxy Statement by reference), the Board has adopted a resolution providing for the payment of bonuses to Messrs. Marischen and Heinz for the year ended April 30, 1997 (the "1997 Bonus Arrangements").

       Under the 1997 Bonus Arrangements, the annual incentive bonuses Messrs. Marischen and Heinz will be entitled to earn will be paid quarterly, and will be based on the Company's quarterly, year-to-date and full year earnings per share. If earnings per share equals or exceeds certain specified targets, they each will earn an additional specified percentage of their respective annual base salaries for Fiscal 1997 (the "Fiscal 1997 Base Salaries") with the bonus percentage increasing if respectively higher earnings per share targets are met. The maximum annual incentive bonuses that could be paid to Messrs. Marischen and Heinz under the 1997 Bonus Arrangements equals 120% of their respective 1997 Base Salaries.

       The Company has agreed to reimburse Messrs. Marischen and Heinz for federal and state income taxes payable by them on the first $400,000 of taxable income recognized by each of them upon the exercise of options granted to them in May 1993 pursuant to the 1993 Plan. Neither Messrs. Marischen nor Heinz has exercised any of such options;
therefore, no tax reimbursement has yet been made to them by the Company.

       In addition to medical and dental coverage to which all employees are entitled, the Company provides Messrs. Marischen and Heinz with supplemental health insurance pursuant to which the Company reimburses them for amounts they incur under the applicable insurance policies until the deductible limits or after policy limits are reached. Both Messrs. Marischen and Heinz also receive Company-paid long-term disability coverage and life insurance coverage under which death benefits are to be paid to the beneficiaries designated by each, use of a Company automobile and a Company-paid country club membership.

       Mr. Hunter is not a party to a written employment contract or bonus agreement. However, his compensation arrangement, including eligibility for a performance bonus and medical, dental and supplemental health insurance coverage, is identical to that contractually provided to Messrs. Marischen and Heinz. The Company intends to pay Mr. Hunter an annual base salary for the year ended April 30, 1997, of $291,500.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The members of the Compensation Committee are Messrs. Brandt, Gavin and McCarthy, each of whom is a non-employee director. The members of the Stock Option Committee are Messrs. Hunter, Marischen and Heinz, each of whom serves as a director and executive officer of the Company. The Stock Option Committee did not award any benefits under the 1993 Plan to the Company's executive officers during Fiscal 1996.

       In addition, Mr. Hunter serves as a director and Mr. Marischen serves as a director and executive officer of various affiliates of the Company. Both Messrs. Marischen and Heinz serve as directors and executive officers of Huntco Steel, a subsidiary of the Company.

STOCK PRICE PERFORMANCE GRAPH

       The graph below compares cumulative total shareholder return to the cumulative total return of the S&P Industrials index and to a peer group index. The comparison of total return assumes that a fixed investment of $100 was invested on June 29, 1993 (the effective date of the Company's Initial Public Offering) in the Company's Class A Shares and in each of the foregoing indices and further assumes the reinvestment of dividends. The information on the graph covers the period from June 29, 1993 through the end of Fiscal 1996, which concluded on April 30, 1996. Since there is no nationally recognized industry index consisting of intermediate steel processors to be used as a peer group index, the Company constructed its own peer group. This peer group is comprised of two companies which represent the only other public companies in the intermediate steel processing industry with a stock performance history dating back to June 29, 1993, namely Steel Technologies Inc. and Worthington Industries, Inc. Although certain other companies in the industry have completed initial public offerings since June 29, 1993, it will be five years before these companies can be used for comparative stock performance purposes. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of the period measured. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                                    [GRAPH]

                                June 29, 1993   April 30, 1994   April 30, 1995   April 30, 1996
                                -------------   --------------   --------------   --------------
Huntco Inc.                        100.00           112.12           103.12           105.26
S&P Industrials                    100.00           101.92           118.96           150.84
Peer Group                         100.00            91.74            92.14           100.30

                                    PROPOSAL 2:
              AMENDMENT OF THE HUNTCO INC. 1993 INCENTIVE STOCK PLAN

BACKGROUND

       On May 18, 1993, in preparation for the Company's contemplated initial public offering of the Class A Shares (the "IPO"), the Board of Directors of the Company and its only two shareholders at that date, Acquisitions and Farms, approved the 1993 Plan. The maximum number of Class A Shares available for issuance under the 1993 Plan is 750,000.

       The stated purpose of the 1993 Plan is to aid in maintaining and developing strong management capable of assuring the future success of the Company. The 1993 Plan is designed to secure for the Company and its shareholders the benefits of the incentive inherent in the ownership of Class A Shares by those employees who are largely responsible for its future growth and financial success. It is also designed to afford those persons the opportunity to obtain or increase a proprietary interest in the Company through the ownership of Class A Shares on a favorable basis, and, thereby, to have an opportunity to share in the Company's success. All directors and theoretically all employees of the Company and its subsidiaries are eligible to be granted awards under the 1993
Plan; it is likely, however, that salaried employees of the Company and its subsidiaries will be the only class of employees who will be the recipients of awards under the 1993 Plan as proposed to be amended by Proposal 2.

       The Board of Directors has proposed that the 1993 Plan Amendment be submitted to the Company's shareholders for their consideration and approval. The 1993 Plan Amendment is the proposal to amend the 1993 Plan (i) to increase the number of Class A Shares authorized for issuance pursuant to awards which may be made thereunder, from 750,000 to 900,000, and
(ii) to limit the maximum number of Class A Shares underlying options and SARs which may be awarded to any participant in the Plan
("Participant" or "Participants") in any one calendar year to a total of 60,000, as described in more detail below. Approval of the 1993 Plan Amendment requires the affirmative vote of a majority of the aggregate number of votes represented by the Class A Shares and the Class B
Shares, voting as a single class, which are present in person or represented by proxy at the Annual Meeting.

       Attached to this Proxy Statement as Appendix A is a copy of the 1993 Plan as amended and restated to date by the Board of Directors (but which will not become effective until August 15, 1996 as explained in more detail below) as further proposed to be amended pursuant to the approval of the 1993 Plan Amendment.

THE PROPOSED 1993 PLAN AMENDMENT

       Purpose of Proposed Increase in Authorized Shares

       In adhering to the purpose of the 1993 Plan, the Company has awarded non-qualified stock options to purchase 747,500 Class A Shares to its directors and officers, and to the key managerial and supervisory employees of its operating subsidiaries, Huntco Steel and Midwest
Products. Given the small number of Class A Shares remaining available for awards under the 1993 Plan and the Board's desire to continue its use as a vehicle to compensate non-employee directors and to compensate and motivate employees, the Board believes the 1993 Plan should be amended to make an additional 150,000 Class A Shares available to serve as the basis of future awards thereunder.

       The following sets forth certain information regarding non-qualified stock options to purchase Class A Shares granted to all directors of the Company (three of whom are also executive officers) individually.

                                                1993 INCENTIVE STOCK PLAN
                                           Number of
                                         Class A Shares  Stock Options                      Exercise          Market
                                         Issuable Upon   Exercisable as                    Price Per         Price Per
                                          Exercise of     of July 15,        Date           Class A           Class A
                         Grant Date      Stock Options       1996         Exercisable        Share           Share<F1>
                       -------------------------------------------------------------------------------------------------
B.D. Hunter               03/02/95           60,000          15,000           <F2>           $21.50           $16.75

Robert J. Marischen       05/18/93          150,000         150,000          immed.          $17.00           $16.75
                          03/02/95           60,000          15,000           <F2>           $21.50           $16.75

Terry J. Heinz            05/18/93          150,000         150,000          immed.          $17.00           $16.75
                          03/02/95           60,000          15,000           <F2>           $21.50           $16.75

Donald E. Brandt          05/18/93            2,000           2,000          immed.          $17.00           $16.75
                          04/04/96            3,000              --           <F3>           $19.50           $16.75

James J. Gavin, Jr.       05/18/93            2,000           2,000          immed.          $17.00           $16.75
                          04/04/96            3,000              --           <F3>           $19.50           $16.75

Michael McCarthy          05/18/93            2,000           2,000          immed.          $17.00           $16.75
                          04/04/96            3,000              --           <F3>           $19.50           $16.75

<F1> Represents the per share closing price of the Class A Shares on the
New York Stock Exchange on July 15, 1996.

<F2> These options become exercisable in increments of 25% per year on
March 2, 1996, March 2, 1997, March 2, 1998 and March 2, 1999.

<F3> These options become exercisable in increments of 25% per year on
April 4, 1997, April 4, 1998, April 4, 1999 and April 4, 2000.

   The Company has outstanding to 38 non-executive officers and employees, non-qualified stock options to purchase 250,500 Class A Shares at exercise prices ranging from $17.00 per share to $29.00 per share, based on the fair market value of the Class A Shares on the date of grant. Such non-qualified stock options become exercisable in increments and expire at various times based on the date they were granted, as is the case with the non-qualified stock options awarded to the individuals listed in the table above.

   It is expected that if the 1993 Plan Amendment is approved by the Company's shareholders, each of the individuals listed in the table above, as well as the Company's non-executive officers and employees, may receive additional awards under the 1993 Plan. Because the timing and the amount of the awards will be at the discretion of the administrator, the specifics of future awards cannot be determined at this time.

   Purpose of Proposed Limitation on Annual Awards

   Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Section 162(m) Rules"), limit the tax deduction publicly held companies may recognize for compensation paid to their executive officers whose compensation is listed in their proxy statements to $1.0 million per person, per year. The deduction limit does not apply to performance-based compensation that meets the applicable provisions of the Section 162(m) Rules. Compensation attributable to a stock option or stock appreciation right is deemed to be performance based if the plan under which the option or SAR is granted states the maximum number of shares with respect to which options or SARs may be granted during a specified period to any employee. The awards of such stock options and SARs must be made by a committee composed entirely of "outside directors", as that term is used in the Section 162(m) Rules, and the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the award.

   Income attributable to the exercise of non-qualified stock options granted to the Company's executive officers to date are not subject to the deduction limitation imposed by Section 162(m) due to a provision in the Section 162(m) Rules which "grandfathered" income attributable to awards made under stock option plans which were in existence prior to a company becoming publicly held. The 1993 Plan was in existence prior to the Company's initial public offering. However, Section 162(m) provides that the "grandfather" period expires upon the occurrence of certain events including a "material modification" of a plan. The 1993 Plan Amendment would increase the number of Class A Shares authorized for issuance pursuant to awards which may be made thereunder and is deemed, under the Section 162(m) Rules, to constitute a material modification. Accordingly, without complying with the Section 162(m) Rules, income in excess of $1.0 million earned by the Company's executive officers whose compensation is disclosed in its proxy statements, which income is attributable to the exercise of non-qualified stock options or SARs awarded under the 1993 Plan after the increase in the number of Class A Shares authorized for issuance thereunder will not be deductible by the Company.

   Due to the small number of Class A Shares being added to the 1993 Plan and therefore available for awards thereunder, coupled with the salaries and bonuses paid to the Company's executive officers which do not even approach $1,000,000 per year, it currently appears unlikely that the Company could be adversely affected if it did not seek to comply with
Section 162(m) with respect to non-qualified stock options and SARs that may be awarded under the 1993 Plan. However, the Board believes that because the cost of compliance is minimal compared with the cost that could conceivably be incurred due to the loss of a potential deduction, it is appropriate to seek to comply with Section 162(m) and the Section 162(m) Rules.

   The Board believes it is proper to satisfy the performance based aspect of the Section 162(m) Rules with respect to stock options and SARs by establishing a total of 60,000 Class A Shares as the maximum number underlying stock options and SARs which may be awarded to any Participant in the 1993 Plan in any one year because that is the largest number of shares underlying stock options granted to date to any one Participant in the 1993 Plan in any one year (except for the grants made in connection with the initial public offering). The Board does not contemplate needing to make any award in excess of that amount to motivate an executive officer and awarding any more than that to any one individual would not leave the Company a sufficient number of Class A Shares to make other awards under the 1993 Plan to motivate and award other key employees.

RECOMMENDATION OF THE BOARD OF DIRECTORS

   The holders of the Class B Shares have informed the Board of their collective intent to vote in favor of Proposal 2, the 1993 Plan Amendment. The Board recommends that the holders of the Class A Shares also vote "FOR" the 1993 Plan Amendment (i) to increase the number of Class A Shares which may be issued pursuant to awards made under the 1993 Plan from 750,000 to 900,000, and (ii) to limit the maximum number of Class A Shares underlying options or SARs which may be awarded to any Participant in the 1993 Plan in any one calendar year to a total of 60,000.

1993 PLAN AMENDMENTS ADOPTED BY THE BOARD OF DIRECTORS

   On May 30, 1996, the SEC adopted amendments to the short-swing profit liability rules promulgated under Section 16 of the Exchange Act ("Section 16"). Section 16(b) imposes liability on directors and executive officers of public companies who engage in certain transactions in the securities of those companies within any six month period, unless such transactions are exempt from such liability. A significant number of the amendments (the "New Rules") relate to new alternatives for exempting from Section 16(b) liability transactions typically associated with stock based compensation plans such as the 1993 Plan. Under the New Rules, stock based compensation plans will no longer be required to contain certain provisions relating to awards made to executive officers and directors so long as the transactions effected in connection with such plans satisfy one of the conditions for exemption under the New Rules. The Board concluded that the elimination from the 1993 Plan of provisions no longer required would simplify the 1993 Plan and provide flexibility in its administration.

   Accordingly, in July 1996, the Board approved amendments to the 1993 Plan to eliminate: (i) the requirement that it be administered by "disinterested persons," (ii) automatic grants of non-qualified stock options upon the election or appointment of new non-employee directors,
(iii) the restrictions on the transferability of options or SARs granted thereunder, (iv) the requirement that no stock option or SAR be exercisable for at least six months from the date of grant, (v) the requirement that restricted Class A Shares awarded under the 1993 Plan not lapse for at least six months from the date of the award, (vi) the restriction that SARs be exercised by a Section 16 reporting person only during the window period specified therein, and (vii) the restrictions pertaining to the use of Class A Shares to pay the awardee's withholding tax obligation which arises upon an optionee's exercise of a non-qualified stock option or the lapsing of restrictions on restricted Class A Shares awarded under the 1993 Plan. It is contemplated that the aforementioned amendments adopted by the Board will become effective concurrently with the effectiveness of the New Rules on August 15, 1996.

   The Board of Directors does not believe that shareholder approval is required for any of the amendments it adopted. Such amendments will become and remain effective until otherwise amended as provided in the 1993 Plan even if the 1993 Plan Amendment is not approved by the Company's shareholders.

DESCRIPTION OF THE 1993 PLAN UPON EFFECTIVENESS OF AMENDMENTS ADOPTED BY THE BOARD OF DIRECTORS

   Administration of the 1993 Plan

   Under the 1993 Plan and as designated by the Board of Directors from time to time, the full Board of Directors or a committee of two or more directors appointed by the Board may act as the administrator of the 1993 Plan (the "Administrator"). Future awards and other transactions involving Class A Shares issued under the 1993 Plan shall be approved by either the full Board of Directors or the aforementioned committee. If a committee administers the Plan, the directors appointed to it may be, but will not be required to be, "non-employee directors" as that term is defined under the New Rules.

   The Administrator will continue to have discretionary authority with respect to administering the 1993 Plan, including (i) the selection of employees and directors of the Company and its subsidiaries who shall be Participants in the 1993 Plan, (ii) determination of the number of and type of Benefits (as defined below) to be awarded to each such Participant in accordance with the 1993 Plan, (iii) establishment of the timing, pricing and other terms and conditions of the grants or awards to such Participants (which need not be uniform with respect to the various Participants or with respect to different grants to the same Participant), (iv) establishment of appropriate rules relating to the 1993 Plan, (v) delegation of some or all of its authority under the 1993 Plan and (vi) taking of all such steps and the making of all such determinations in connection with the 1993 Plan and the Benefits to be granted pursuant to the 1993 Plan as it deems necessary or advisable.
In making such awards, the Administrator may take into account the nature of the services rendered by a Participant and the capacity of the Participant to contribute to the success of the Company and other factors the Administrator deems relevant. If the 1993 Plan Amendment is adopted by the Company's shareholders, the maximum number of Class A Shares which can be issued under the 1993 Plan will be increased by 150,000 Class A Shares from 750,000 to 900,000 (subject to adjustments in certain events as described below). All of the Class A Shares may be authorized and unissued shares or treasury shares.

   Four types of Benefits may be granted under the Incentive Stock Plan:
Incentive Stock Options to purchase Class A Shares, Non-qualified Stock Options to purchase Class A Shares, Stock Appreciation Rights and Restricted Class A Shares, all as described below. The Administrator may make the award of any Benefit subject to any provisions as it deems appropriate including, without limitation, (i) provisions for the purchase of Class A Shares under Options (as defined below) in installments, (ii) provisions for the payment of the purchase price of Class A Shares under Options by delivery of Class A Shares, (iii) restrictions on resale or other disposition, (iv) provisions for compliance with federal or state securities laws and stock exchange requirements, (v) understandings or conditions regarding Participants' employment, (vi) provisions for making the grant of Benefits conditional upon an election by a Participant to defer payment of a portion of his salary, (vii) provisions for giving a Participant a choice between two Benefits or a combination of Benefits and (viii) provisions for awarding Benefits in any combination or combinations. If the 1993 Plan Amendment is adopted, the maximum number of Class A Shares underlying options or SARs which may be awarded to any participant in the 1993 Plan in any one calendar year will be a total of 60,000.

   Stock Options

   Two types of stock options (the "Options") may be awarded by the Administrator under the 1993 Plan: Incentive Stock Options and Non-qualified Stock Options. An Incentive Stock Option entitles the Participant to purchase Class A Shares at an option price, determined by the Administrator, of not less than (i) the fair market value of the Class A Shares on the date of the grant, or (ii) 110% of the fair market value of the Class A Shares on the date of the grant if the Participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary. A Non-qualified Stock Option entitles the Participant to purchase Class A Shares at an option price, determined by the Administrator, of not less than 50% of the fair market value of the Class A Shares on the date of the grant.

   Each Option will be evidenced by an Option agreement containing such terms and conditions consistent with the 1993 Plan that are approved by the Administrator. Option agreements may provide for the exercise of Options in whole or in part from time to time during the term of the Option, or in such installments and at such times as the Administrator may determine. Options granted under the 1993 Plan are non-transferable and non-assignable by the Participant other than by will or by the laws of descent and distribution and are exercisable during his lifetime only by him. No Option may be exercised after the expiration of its term. The Option exercise price is payable in full upon exercise of an Option. No Participant shall have any of the rights or privileges of a shareholder of the Company with respect to Class A Shares issuable upon exercise of an Option until certificates representing such Class A
Shares have been issued and delivered to the Participant.

   Several additional conditions apply to the award of Incentive Stock Options. The aggregate fair market value, determined as of the date of the grant, of the Class A Shares covered by an Incentive Stock Option granted to any Participant that become exercisable for the first time in any calendar year shall not exceed $100,000 (or any other maximum applicable to Incentive Stock Options as may be in effect from time to time under the Internal Revenue Code of 1986, as amended). The maximum term of an Option shall be 10 years from the date it was granted except that the maximum term of an Incentive Stock Option granted to a person who owns more than 10% of the total combined voting power of all classes of the stock of the Company shall be five years. No Incentive Stock Option shall be awarded after the day preceding the tenth anniversary of the effective date of the 1993 Plan.

   Restricted Class A Shares

   The Administrator may award Restricted Class A Shares to any Participant in the 1993 Plan. Each Participant who is awarded Restricted Class A Shares must enter into an agreement containing such terms and conditions, including any consideration to be paid by a Participant for the Restricted Class A Shares (which consideration may be solely prior services of the Participant), as are permitted by the 1993 Plan and as may be approved by the Administrator. Restricted Class A Shares awarded to a Participant may not be transferred or encumbered during a restricted period beginning on the date of the award and ending on such later date designated by the Administrator at the time of the award and set forth in the agreement. The Restricted Class A Shares may be forfeited upon the occurrence of certain events, such as voluntary termination of employment, as specified in the agreement. The Participant is entitled to delivery of the certificate for the Restricted Class A Shares only upon expiration of the restricted period. During the restricted period, the Participant will have most of the rights and privileges of a holder of Class A Shares, including the right to receive dividends and the right to vote the Restricted Class A Shares.

   Stock Appreciation Rights

   The Administrator may grant SARs to any Participant in the 1993 Plan.
If the Administrator determines to grant SARs, one or more Participants may be granted the right, exercisable upon such terms and conditions as the Administrator may establish at the time of the Option grant or at any time thereafter, to surrender all or part of an unexercised Option under the 1993 Plan in exchange for a distribution from the Company of all or any portion of an amount equal to the difference between (i) the fair market value (at date of surrender) of the number of Class A Shares in which the Participant is at the time vested under the surrendered Option, and (ii) the aggregate option price payable for such vested Class A Shares. No surrender of an Option shall be effective unless it is approved by the Administrator. If the surrender is so approved, then the distribution to which the Participant shall accordingly become entitled may be made in Class A Shares valued at fair market value at date of surrender, in cash, or partly in shares and partly in cash, as the Administrator shall in its sole direction determine. If the surrender of an Option is rejected by the Administrator, then the Participant shall retain whatever rights the Participant had under the surrendered Option (or surrendered portion thereof) on the date of surrender and may exercise such rights at any time prior to the later of (i) the receipt of the rejection notice, or
(ii) the last day on which the Option is otherwise exercisable in accordance with the terms of the Option agreement; however, in the case of an Incentive Stock Option, in no event may such rights be exercised at any time after ten years (or five years in the case of a 10% shareholder) after the date of the Option grant.

   Amendment; Termination

   The 1993 Plan will terminate on May 18, 2003, unless sooner terminated by the Board of Directors. The Board of Directors may terminate or amend the 1993 Plan at any time or from time to time without shareholder approval, including amendments that enlarge the type and value of benefits available under the 1993 Plan. However, the Board of Directors may not, without shareholder approval, increase the maximum number of Class A Shares that may be issued under the 1993 Plan (except for appropriate adjustments as stated below), and may not make amendments required to be approved by shareholders pursuant to federal income tax or securities laws. The Board of Directors may not alter or impair any Benefit previously granted under the 1993 Plan without the consent of the person to whom the Benefit was granted.

   If any change is made in the Class A Shares of the Company by reason of any merger, consolidation, reorganization, recapitalization, stock dividend, split up, combination of shares, exchange of shares, change in corporate structure or otherwise, the Administrator shall make appropriate adjustments to the kind and maximum number of shares subject to the 1993 Plan and the kind and number of shares and price per share of stock subject to each outstanding Benefit. Any increase in the Class A Shares or the right to acquire Class A Shares received by Participants with respect to any Benefit shall be subject to the same restrictions applicable to Restricted Shares or shares obtained upon the exercise of an Option or a Stock Appreciation Right, whichever are applicable. No fractional shares shall be issued under the 1993 Plan on account of any such adjustment, and rights to shares shall be limited after such an adjustment to the lower full share.

   Federal Tax Consequences

   A Participant will not realize any income, nor will the Company be entitled to a deduction, at the time an Incentive Stock Option is granted. If a Participant does not dispose of the Class A Shares acquired on the exercise of an Incentive Stock Option within one year after the transfer of such shares to him and within two years from the date the Incentive Stock Option was granted to him, for federal income tax purposes: (a) the Participant will not recognize any income at the time of exercise of his Incentive Stock Option; (b) the amount by which the fair market value (determined without regard to short-swing profit restrictions) of the Class A Shares at the time of exercise exceeds the exercise price is an item of tax preference subject to the alternative minimum tax on individuals; and (c) the difference between the Incentive Stock Option price and the amount realized upon sale of the Class A Shares of the Participant will be treated as long-term capital gain or loss. The Company will not be entitled to a deduction upon the exercise of an Incentive Stock Option.

   Except in the case of a disposition following the death of a Participant and certain other very limited exceptions, if the Class A Shares acquired pursuant to an Incentive Stock Option are not held for the minimum periods described above, the excess of the fair market value of the Class A Shares at the time of exercise over the amount paid for the Class A Shares generally will be taxed as ordinary income to the Participant in the year of disposition. The Company is entitled to a deduction for federal income tax purposes at the time and in the amount in which income is taxed to the Participant as ordinary income by reason of the sale of stock acquired upon the exercise of an Incentive Stock Option.

   A Participant will not realize any income at the time a Non-qualified Stock Option or a SAR is granted, nor will the Company be entitled to a deduction at that time. Upon exercise of a Non-qualified Stock Option or a SAR, the Participant will recognize ordinary income (a) in the case of an exercise of a Non-qualified Stock Option (whether the Non-qualified Stock Option price is paid in cash or by the surrender of previously owned Class A Shares), in an amount equal to the difference between the option price and the fair market value of the Class A Shares to which the Non-qualified Stock Option pertains, and (b) in the case of an exercise of a SAR, in an amount equal to the sum of the fair market value of the Class A Shares and any cash received on the exercise. In the event that a Participant cannot sell shares acquired on exercise of a Non-qualified Stock Option or SAR without incurring liability under
Section 16(b) of the Exchange Act, the taxable event described above will be delayed until six months after acquisition of the Class A Shares, or the first day on which the sale of such property no longer subjects the person to suit under Section 16(b) of the Exchange Act, whichever is earlier. The Company will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the Participant.

   A Participant generally will not recognize income for federal income tax purposes at the time Restricted Class A Shares are awarded to him. An amount equal to the fair market value of Restricted Class A Shares at the time the restrictions lapse less the cost of the Class A Shares, if any, generally is includible in gross income of the Participant for the year in which the restrictions lapse. Gain or loss realized upon disposition of Restricted Class A Shares after the restrictions lapse will be taxed as capital gain or loss. A Participant's basis in the Class A Shares is equal to the cost of the Class A Shares, if any, plus the amount includible in the gross income of the Participant when the restrictions lapse.

   A Participant may elect to include in his gross income the fair market value of the Restricted Class A Shares on the date of its acquisition; provided such an election is made within 30 days of such acquisition.

   The Company is entitled to a deduction at the time and in the amount income is included in the gross income of the Participant. Dividends received by the Participant on Restricted Class A Shares during the Restricted Period are taxed to the Participant as compensation and are deductible by the Company. However, if the Participant elects to have the value of the Restricted Class A Shares includible in his gross income before the end of the restricted period, dividends on such Class A Shares after the taxable event will not be deductible by the Company. If a Participant forfeits previously taxed Restricted Class A Shares, the Company is required to include in income the deductions it claimed with respect to such Restricted Class A Shares.

                               CERTAIN TRANSACTIONS

   The Company is a party to two lease agreements with Farms. Under one agreement, the Company leases space for its executive offices located in Town & Country, Missouri, in an office building owned by Farms. During Fiscal 1996, lease payments paid by the Company to Farms under this lease were $22,800. The Company also leases a ranch facility owned by Farms which the Company uses primarily for the entertainment of customers. During Fiscal 1996, the Company paid Farms $60,000 in lease payments relating to its use of the property in Colorado. It anticipates making the same amount in payments under the aforementioned leases during the current fiscal year.

                              INDEPENDENT ACCOUNTANTS

   The Company is presently utilizing the services of Price Waterhouse LLP, independent accountants, who have been the Company's and its predecessors independent accountants since 1986, and who will serve as the Company's independent accountants for the fiscal year ending April 30, 1997. Representatives of Price Waterhouse will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                               SHAREHOLDER PROPOSALS

   Any shareholder proposals intended to be presented at the 1997 Annual Meeting must be received by the Company at its principal executive offices no later than April 3, 1997, in order to be considered for inclusion in the proxy materials.

                                   OTHER MATTERS

   As stated elsewhere herein, the Board of Directors knows of no other matters to be presented for consideration at the meeting by the Board of Directors or by shareholders who have requested inclusion of proposals in the Proxy Statement. If any other matter shall properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.

         The expense of preparing, printing and mailing proxy materials to the holders of the Company's Class A Shares will be borne by the Company. In addition, proxies may be solicited personally or by telephone or telefax by officers or employees of the Company, none of whom will receive additional compensation therefor. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Class A Shares.


August 1, 1996

APPENDIX A

                                    HUNTCO INC.

                             1993 INCENTIVE STOCK PLAN
                         (AS AMENDED AND RESTATED IN 1996)


1. PURPOSE.

   The Huntco Inc. Incentive Stock Plan (the "Plan") is intended to secure for Huntco Inc. (the "Company") and its shareholders the benefits of the incentive inherent in common stock ownership by the employees of the Company and its subsidiaries, who are largely responsible for the future growth and continued financial success of the Company; and to afford such persons the opportunity to obtain or increase a proprietary interest in the Company on a favorable basis.

2. ADMINISTRATION.

   The Plan shall be administered by a committee of two or more directors, which the Board of Directors shall appoint as Administrator of the Plan or by the full Board of Directors.

   Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to select persons eligible to participate in the Plan, to grant Incentive Stock Options, Non-Qualified Stock Options, Restricted Shares and Stock Appreciation Rights ("SARs") in accordance with the Plan, to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various participants (the "Participant" or "Participants") or with respect to different grants to the same Participant), to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all such steps and make all such determinations in connection with the Plan and the Incentive Stock Options, the Non-Qualified Stock Options, the Restricted Shares and the SARs granted pursuant to this Plan as it may deem necessary or advisable.

3. ELIGIBILITY.

   The Administrator shall from time to time determine and designate the employees and directors of the Company and its subsidiaries who shall be Participants in the Plan; and the number of Incentive Stock Options, Non-Qualified Stock Options, Restricted Shares and SARs to be awarded to each such Participant. In making any such award, the Administrator may take into account the nature of services rendered by a Participant, the capacity of the Participant to contribute to the success of the Company, and other factors that the Administrator may consider relevant.

4. TYPES OF BENEFITS.

   Benefits under the Plan may be granted in any one or any combination of (a) Incentive Stock Options; (b) Non-Qualified Stock Options; (c) SARs; and (d) Restricted Shares, as described in the Plan ("Benefits").

   The Administrator may: (a) make the grant of Benefits conditional upon an election by a Participant to defer payment of a portion of his salary; (b) give a Participant a choice between two
Benefits or combinations of Benefits; (c) award Benefits in the alternative so that acceptance of or exercise of one

Benefit cancels the right of a Participant to another; and (d) award Benefits in any combination or combinations and subject to any condition or conditions consistent with the terms of the Plan that the Administrator in its sole discretion may determine.

5. SHARES SUBJECT TO PLAN.

   Subject to the provisions of Section 9 (relating to adjustment for changes in capital stock), the maximum number of shares that may be issued under this Plan shall not exceed in the aggregate 900,000 shares of the Company's Class A Common Stock having a par value of $.01 per share (the "Class A Shares"). Such Class A Shares may be unissued Class A Shares, or issued Class A Shares that have been reacquired. If any Incentive Stock Options or Non-Qualified Stock Options granted under the Plan shall for any reason terminate or expire, or be surrendered without having been exercised in full, the Class A Shares not purchased under such options shall be available again for option or grant under the Plan. If Restricted Shares are issued pursuant hereto and are later reacquired by the Company pursuant to rights reserved on issuance, the Class A Shares subject to or reserved for any Benefit may again be used in connection with the grant of any of the Benefits described in this Plan; provided that in no event may the number of Class A Shares issued under this Plan exceed 900,000, subject to adjustment as described in
Section 9.

6. STOCK OPTIONS.

   The Administrator from time to time may grant options ("Options") to Participants to purchase Class A Shares from the Company, provided, however, that the number of Class A Shares underlying Options and SARs
(as provided in Section 7 hereof) which may be awarded to any Participant in any calendar year shall not exceed a total of 60,000. An Option may be granted in the form of an "Incentive Stock Option," which is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or in the form of a "Non-Qualified Stock Option," which is not intended to qualify as an incentive stock option within the meaning of
Section 422 of the Code. Each Option agreement (the "Option Agreement") between the Company and a Participant shall be in such form and shall contain such provisions as the Administrator from time to time shall deem appropriate. Option Agreements need not be identical, but each Option Agreement shall include the substance of all of the provisions set forth in subsections (a) through (c) below:

   (a) The purchase price shall be payable in full in cash upon exercise of the Option. In lieu of cash a Participant may, to the extent permitted by and subject to the conditions contained in the terms of the Option Agreement, make payment in whole or in part by tendering Class A Shares valued at fair market value on the date of exercise, or in the form of any other property or note permitted by the Option Agreement.

   (b) The Administrator in its discretion may provide in any Option Agreement that the Option shall be exercisable in full at any time or from time to time during the term of the Option, or may provide for the exercise of the Option in such installments and at such times during the term of the Option as the Administrator may determine.

   (c) The maximum term of an Option shall be ten years from the date it was granted, except that the maximum term of an Incentive Stock Option granted to a person who owns more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company shall be five years.

   (d) The purchase price of the Class A Shares covered by each Incentive Stock Option shall be not less than 100% of the fair market value of the stock subject to the Option at the time the Option is granted (110% if the recipient owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or a Subsidiary); and the purchase price of any other Option granted to a person who is subject to Section 16 of the 1934 Act shall not be less than 50% of the fair market value of the Class A Shares subject to the Option at the time such Option is granted.

   (e) An Incentive Stock Option (i) shall not be transferable by the individual to whom granted except by will or by the laws of descent and distribution; and (ii) may be exercised during the individual's lifetime only by such individual.

   (f) The aggregate fair market value (as determined by the Administrator as of the time an Incentive Stock Option is granted) of the Class A Shares covered by an Incentive Stock Option awarded a Participant under the Plan (or any plan of a parent corporation or Subsidiary) that becomes exercisable for the first time during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000.00) or such other maximum applicable to Incentive Stock Options as may be in effect from time to time under the Code.

   (g) No Incentive Stock Option shall be awarded after the day preceding the tenth anniversary of the effective date of the Plan.

   (h) No person entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a shareholder of the Company with respect to the Class A Shares issuable upon exercise of such Option until certificates representing such Class A Shares shall have been issued and delivered to such person.

   (i) An Incentive Stock Option may be granted only to a person who is an employee of the Company at the time of the grant.

7. STOCK APPRECIATION RIGHTS (SARs).

   (a) If and only if the Administrator determines in its discretion to grant SARs in accordance with this Section, one or more Participants may be granted the right, exercisable upon such terms and conditions as the Administrator may establish at the time of the Option grant or at any time thereafter, to surrender all or part of an unexercised Option under the Plan in exchange for a distribution from the Company of all or any portion of an amount equal to the difference between (i) the fair market value (at date of surrender) of the number of Class A Shares in which the optionee is at the time vested under the surrendered Option, and
(ii) the aggregate option price payable for such vested Class A Shares. The number of Class A Shares underlying Options and SARs which may be awarded to any Participant in any calendar year shall not exceed a total of 60,000.

   (b) No surrender of an Option pursuant to this Section shall be effective unless it is approved by the Administrator. If the surrender is so approved, then the distribution to which the optionee shall accordingly become entitled under this Section may be made in Class A Shares valued at fair market value at date of surrender, in cash, or partly in Class A Shares and partly in cash, as the Administrator shall in its sole discretion determine.

   (c) If the surrender of an Option is rejected by the Administrator, then the optionee shall retain whatever rights the optionee had under the surrendered Option (or surrendered portion thereof) on the date of surrender and may exercise such rights at any time prior to the later of (i) the receipt of the rejection notice, or (ii) the last day on which the Option is otherwise exercisable in accordance with the terms of the Option Agreement; however, in the case of an Incentive Stock Option, in no event may such rights be exercised at any time after ten years (or five years in the case of a 10% Shareholder) after the date of the Option grant.

   (d) The following additional provisions shall be applicable to any Incentive Stock Option that is to be surrendered pursuant to the provisions of Section 7(a) above:

         (i) The Incentive Stock Option may be surrendered only to the extent it is at the time eligible for exercise in compliance with the provisions of this Plan.

         (ii) The right to surrender the Incentive Stock Option may only be transferred or assigned in connection with a transfer or assignment of the Incentive Stock Option in compliance with the limitations of
   Section 6.

         (iii) The Incentive Stock Option may be surrendered only when the fair market value of the Class A Shares subject to the surrendered option exceeds the aggregate option price payable for such Class A Shares.

         (iv) The Incentive Stock Option may not be surrendered at any time after the expiration or termination of the option term.

8. RESTRICTED SHARES.

   A Restricted Share consists of a Class A Share that is subject to certain restrictions on the disposition of such share and rights of the Company to reacquire the share upon specified terms upon the occurrence of certain events during a specified period, as determined by the Administrator. Each Participant who is awarded Restricted Shares shall enter into an agreement with the Company in a form specified by the Administrator agreeing to the terms and conditions of the award and such other matters consistent with the Plan as the Administrator in its sole discretion shall determine.

   Restricted Shares may not be sold, transferred, pledged or otherwise encumbered during a Restricted Period. A Restricted Period shall commence on the date of the award and end at such later date as the Administrator may designate at the time of the award. A Participant shall have the entire beneficial ownership and most of the rights and privileges of a shareholder with respect to Restricted Shares awarded to him, including the right to receive dividends and the right to vote such Restricted Shares.

   The Administrator in its sole discretion from time to time may establish the terms and conditions under which Restricted Shares shall be forfeited by the Participant during the Restricted Period.

   Notwithstanding anything in this Section to the contrary, the Administrator may make an award of "phantom stock credits" to any Participant which shall serve as a basis for an award of Restricted Shares at a later point in time.

   The Participant shall not be entitled to delivery of the certificate representing Class A Shares until the expiration of the Restricted Period applicable to such Restricted Shares.

9. ADJUSTMENT UPON CHANGES IN STOCK.

   If any change is made in the Class A Shares by reason of any merger, consolidation, reorganization, recapitalization, stock dividend, split up, combination of shares, exchange of shares, change in corporate structure, or otherwise, appropriate adjustments shall be made by the Administrator to the kind and maximum number of shares subject to the Plan and the kind and number of shares and price per share of stock subject to each outstanding Benefit. Any increase in the shares, or the right to acquire shares, as the result of such an adjustment shall be subject to the same terms and conditions that apply to the Benefit for which such increase was received. No fractional Class A Shares shall be issued under the Plan on account of any such adjustment, and rights to shares always shall be limited after such an adjustment to the lower full share.

10.   AMENDMENT OF THE PLAN.

   The Board of Directors of the Company may at any time amend the Plan, provided that the Board may not, without approval (within twelve months before or after the date of such change) of such number of the stockholders as may be required by federal income tax or federal securities laws for any particular amendment: (a) increase the maximum number of Class A Shares in the aggregate which may be issued under the Plan, except as may be permitted under the adjustment provisions of
Section 9, or (b) adopt any other amendment for which shareholder approval is required by federal income tax or federal securities laws. The Board of Directors may not alter or impair any Benefit previously granted under the Plan without the consent of the person to whom the Benefit was granted.

11.   TERMINATION OF THE PLAN.

   The Plan shall terminate on May 18, 2003 provided, however, that the Board of Directors may terminate or suspend the Plan at any time. No Benefit shall be awarded after termination of the Plan.

   Rights and obligations under a Benefit awarded while the Plan is in effect shall not be altered or impaired by termination or suspension of the Plan except by consent of the person to whom the Benefit was awarded.

12.   WITHHOLDING TAX.

   The Company shall have the right to withhold with respect to any distribution made to Participants under the Plan any taxes required by law to be withheld because of such distribution (the "Tax
Requirements"). The Administrator may require or permit a Participant to satisfy any Tax Requirements with Company stock.

13.   RULES OF CONSTRUCTION.

   The terms of the Plan shall be construed in accordance with the laws of the State of Missouri, provided that the terms of the Plan as they relate to Incentive Stock Options shall be construed first in accordance with the meaning under and in a manner that will result in the Plan satisfying the requirements of the provisions of the Code governing incentive stock options.

14.   COMPLIANCE WITH 1934 ACT.

   With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable provisions of Rule 16b-3 or its successors under the 1934 Act. To the extent any action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.

15.   EFFECTIVE DATE.

   The Plan became effective as of the date it was adopted by the Board of Directors and shareholders of the Company on May 18, 1993. This amended and restated Plan was adopted by the Board of Directors of the Company as of July 31, 1996 and shall become effective on August 15, 1996; provided, however, that the increase in the number of Class A Shares covered by the Plan as set forth in Section 5 hereof, and the limitation in the number of Class A Shares underlying Options and SARs which may be awarded to any Participant in any calendar year as set forth in Sections 6 and 7 hereof, shall be subject to approval by the holders of a majority of the outstanding voting stock of the Company within twelve months of the adoption of the amended and restated Plan by the Board of Directors.

16.   ADOPTION.

   The undersigned hereby certifies that this amended and restated plan was duly adopted by the Board of Directors of the Company as of the 31st day of July, 1996.

                          HUNTCO INC.


                          By:  /s/Anthony J. Verkruyse

                          Title:  Vice President and Secretary

                          Date:  July 31, 1996

                                  HUNTCO INC.

                                                                 August 1, 1996

Dear Shareholder:

    The Annual Meeting of Shareholders of Huntco Inc. will be held at the St. Louis Marriott West, located at 660 Maryville Centre Dr., St. Louis, Missouri 63141, at 10:00 a.m., local time, on Thursday, September 12, 1996. At the meeting, shareholders will elect two directors and act upon a proposal to amend the Huntco Inc. 1993 Incentive Stock Plan as more particularly described in the enclosed proxy materials.

    It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.






- --------------------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

3. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

       This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees listed and FOR Proposal 2.

    The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.




                      Dated: ---------------------------------------------------


                      ----------------------------------------------------------
                                            Signature

                      ----------------------------------------------------------
                                            Signature
                      Note: Please sign exactly as your name or names appear hereon. When signing as Attorney, Executor, Trustee, Guardian or Officer of a Corporation, please give title as such. For Joint Accounts, all named holders should sign.

         PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD
                           IN THE ENCLOSED ENVELOPE.
             NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

- --------------------------------------------------------------------------------
                                  HUNTCO INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR ANNUAL MEETING OF SHAREHOLDERS ON SEPTEMBER 12, 1996

    The undersigned hereby appoints B. D. HUNTER, ROBERT J. MARISCHEN and TERRY
J. HEINZ, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Shareholders of Huntco Inc. (the "Company"), to be held at the St. Louis Marriott West, located at 660
Maryville Centre Drive, St. Louis, Missouri 63141 on Thursday, September 12, 1996, at 10:00 a.m. local time, and all adjournments thereof, and to vote, as indicated below, the shares of Class A Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

1. Election of Directors  / / FOR all nominees listed  / / WITHHOLD AUTHORITY to
                              below (except as marked      vote for all nominees
                              to the contrary below)       listed below

                      B. D. Hunter and Robert J. Marischen

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

- -------------------------------------------------------------------------------

2. Amendment of the Huntco Inc. 1993 Incentive Stock Plan (i) to increase the number of shares of Class A Common Stock of the Company authorized for issuance pursuant to awards which may be made thereunder, from 750,000 to 900,000, and (ii) to limit the maximum number of shares of Class A Common Stock underlying stock options and stock appreciation rights which may be awarded thereunder to any participant in any one calendar year to a total of 60,000.

            FOR / /             AGAINST / /             ABSTAIN / /

          PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY
                           IN THE ENCLOSED ENVELOPE.

                                    APPENDIX

     Page 16 of the printed proxy statement contains a Stock Price Performance Graph. The information contained in the graph is depicted in the table that immediately follows the graph.